Exhibit 99.1

News Release

Contacts:

MEDIA:	INVESTORS/ANALYSTS:
Greg Gable	Rich Fowler
Charles Schwab	Charles Schwab
Phone: 415-667-0473	Phone: 415-667-1841

Patrick Van De Wille	Jim Polson
optionsXpress	optionsXpress
Phone: 312 553-6704	Phone: 312-553-6730

SCHWAB TO ACQUIRE OPTIONSXPRESS

Innovator in online options and futures trading adds industry leading trading capabilities to nation’s largest independent brokerage

SAN FRANCISCO, March 21, 2011 — The Charles Schwab Corporation (NYSE: SCHW) and optionsXpress Holdings, Inc., (NASDAQ-GS:OXPS) today announced they have signed a definitive agreement under which Schwab will acquire optionsXpress. Under the terms of the agreement, optionsXpress stockholders will receive 1.02 shares of Schwab stock for each share of optionsXpress stock. Based on Schwab’s closing stock price as of March 18, 2011, the transaction values each optionsXpress share at $17.91, resulting in a total transaction value of approximately $1.0 billion. Both companies will initially retain their separate brand identities, while benefitting from significant synergies and capabilities across their complementary business lines. The deal is expected to close during the third quarter, subject to optionsXpress stockholder approval and regulatory approvals, along with customary closing conditions.

Launched in 2001 and headquartered in Chicago, optionsXpress is a pioneer in retail online brokerage services focused on equity options and futures. Its innovative brokerage platform provides active investors and traders with trading tools, analytics and education to execute a wide variety of investment strategies. An innovator and technology leader among brokerages, optionsXpress has consistently ranked among the top online brokerages by third party reviewers including 4 out of 5 stars from Barron’s on Usability, Trade Experience, Trading Technology, Range of Offerings, Research Amenities, Portfolio Analysis & Reports, and Customer Service & Education in 2011, the company’s tenth year of recognition for excellence by that publication. It also received The Options Insider’s 2010 Broker of the Year Award; and was rated 5 stars (highest) for Trading Tools by SmartMoney in 2009. As of February 28, 2011, optionsXpress had 385,200 client accounts, $8.1 billion in client assets and a 12 month average of 44,800 daily average revenue trades.

Schwab operates the nation’s largest independent brokerage in terms of client assets, which totaled $1.6 trillion as of February 28, 2011. The company was founded in 1973 as one of the original discount brokerages serving independent and active investors. Today Schwab serves nearly ten million individual investor, independent registered investment advisor and corporate retirement plan participant accounts with a wide range of financial products and full-service investment help and advice.

“The combination of optionsXpress and Schwab will offer active investors an unparalleled level of service and platform capabilities. optionsXpress’ industry-leading and award-winning client tools will be well received by our existing active investor clients who are increasingly using options and other trading strategies as a key part of their total approach to investing,” said Walt Bettinger, Schwab President and Chief Executive Officer. “Options investors at Schwab tend to be among the larger, more active and longer-standing of our client relationships. optionsXpress brings a similar set of sophisticated, engaged clients, many of whom we believe will find the investing, brokerage and banking services available through Schwab to be a valuable complement to those they have through optionsXpress. The expected synergies of our combination make the acquisition a win-win-win for Schwab, optionsXpress and our many important active investor clients.”

“This combination of capabilities allows optionsXpress to bring our leading-edge trading and analytical technologies to one of the largest and premier brokerages in the world,” said David Fisher, optionsXpress Chief Executive Officer. “The union of our brands marks the beginning of a new era of capabilities and services focused on the retail investor. optionsXpress and Schwab share a passion for innovation and championing the self-directed investor, and together, we will leverage our combined strengths to unlock meaningful value for customers and stockholders.”

“We launched optionsXpress in 2001 with the vision of making options and futures trading more accessible for self-directed retail investors,” commented James Gray, Founder and Chairman of the Board of optionsXpress. “After ten years of successfully empowering hundreds of thousands of customers, we are excited to bring our experience with these products to a much larger audience.”

Following the completion of the acquisition, Mr. Fisher will continue to lead optionsXpress as its President and a Schwab Senior Vice President.

Schwab estimates the acquisition will be modestly accretive over the first full year of combined operations, including expected revenue and expense synergies totaling approximately $80 million. On a pro forma basis, the combined organizations would have generated net revenues of $4.479 billion in 2010.

Certain stockholders representing 22.9% of optionsXpress stock have signed a voting agreement committing to vote these shares in favor of the transaction.

A conference call to discuss the announced acquisition with Schwab CEO Walt Bettinger, CFO Joe Martinetto and optionsXpress CEO David Fisher will be held today at 10:00 AM Eastern Standard Time. Access via webcast is available at www.schwabevents.com/corporation. Please allow five minutes to sign in before the call begins. For telephone access dial 800-871-6752, conference ID 52965343.

About Charles Schwab

The Charles Schwab Corporation (NYSE: SCHW) is a leading provider of financial services, with more than 300 offices and 8.0 million client brokerage accounts, 1.4 million corporate retirement plan participants, 710,000 banking accounts, and $1.6 trillion in client assets. Through its operating subsidiaries, the company provides a full range of securities brokerage, banking, money management and financial advisory services to individual investors and independent investment advisors. Its broker-dealer subsidiary, Charles Schwab & Co., Inc. (member SIPC, www.sipc.org), and affiliates offer a complete range of investment services and products including an extensive selection of mutual funds; financial planning and investment advice; retirement plan and equity compensation plan services; referrals to independent fee-based investment advisors; and custodial, operational and trading support for independent, fee-based investment advisors through Schwab Advisor Services. Its banking subsidiary, Charles Schwab Bank (member FDIC and an Equal Housing Lender), provides banking and mortgage services and products. More information is available at www.schwab.com and www.aboutschwab.com.

About optionsXpress Holdings, Inc.

optionsXpress Holdings, Inc., a pioneer in equity options and futures trading, offers an innovative suite of online brokerage services for investor education, strategy evaluation and trade execution. optionsXpress Holdings subsidiaries include optionsXpress, Inc., a retail online brokerage specializing in options and futures, brokersXpress, LLC, an online trading and reporting platform for independent investment professionals, Open E Cry, LLC, an innovative futures broker offering direct access futures trading for high volume commodities and futures traders through its proprietary software platform, and Optionetics, Inc., a leading provider of investment education services, including live seminars, proprietary software analytics, online and offline educational products and individual coaching.

More information can be found in the Investor Relations section of optionsXpress’ website at www.optionsxpress.com/investor.

Forward-Looking Statements

This press release contains forward-looking statements relating to the business combination transaction involving Schwab and optionsXpress, including expected synergies; timing of closing; client and stockholder benefits; management; and accretion, that reflect management’s expectations as of the date hereof. Achievement of these expectations is subject to risks and uncertainties that could cause actual results to differ materially from the expressed expectations. Important transaction-related factors that may cause such differences include, but are not limited to, the risk that expected revenue, expense and other synergies from the transaction may not be fully realized or may take longer to realize than expected; the parties are unable to successfully implement their integration strategies; failure of the parties to satisfy the closing conditions in the merger agreement in a timely manner or at all, including regulatory approvals; failure of the optionsXpress stockholders to approve the merger; and disruptions to the parties’ businesses as a result of the announcement and pendency of the merger. Other important factors include general market conditions, including the level of interest rates, equity valuations and trading activity; the parties’ ability to attract and retain clients and grow client assets/relationships; competitive pressures on rates and fees; the level of client assets, including cash balances; the impact of changes in market conditions on money market fund fee waivers, revenues, expenses and pre-tax margins; capital needs; the parties’ ability to develop and launch new products, services and capabilities in a timely and successful manner; the effect of adverse developments in litigation or regulatory matters; any adverse impact of financial reform legislation and related regulations; and other factors set forth in Schwab’s and optionsXpress’ Annual Reports on Form 10-K for the fiscal year ended December 31, 2010. Schwab and optionsXpress disclaim any obligation and do not intend to update or revise any forward-looking statements.

Additional Information

In connection with the proposed transaction, Schwab will file with the Securities and Exchange Commission (SEC) a registration statement on Form S-4 that will include a proxy statement/prospectus for the stockholders of optionsXpress. optionsXpress will mail the final proxy statement/prospectus to its stockholders. Investors and security holders are urged to read the proxy statement/prospectus regarding the proposed transaction and other relevant documents filed with the SEC when they become available because they will contain important information. Copies of all documents filed with the SEC regarding the proposed transaction may be obtained, free of charge, at the SEC’s website (www.sec.gov). These documents, when available, may also be obtained, free of charge, from Schwab’s website, www.aboutschwab.com/investor, under the tab “Financials and SEC Filings” or from optionsXpress’ website, www.optionsXpress.com/investor, under the item “SEC Filings”.

Schwab, optionsXpress and their respective directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from the optionsXpress stockholders in respect of the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed to be participants in the solicitation of the stockholders of optionsXpress in connection with the proposed transaction will be set forth in the proxy statement/prospectus when it is filed with the SEC. Information about Schwab’s executive officers and directors is available in Schwab’s Annual Report on Form 10-K filed with the SEC on February 25, 2011 and Schwab’s definitive proxy statement filed with the SEC on March 30, 2010. Information about optionsXpress’ executive officers and directors is available in optionsXpress’ definitive proxy statement filed with the SEC on April 15, 2010. You can obtain free copies of these documents from Schwab and optionsXpress using the contact information above.

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